Exhibit 99.1

AmericasBank Corp
Contact:	Mark H. Anders
Phone:	443-921-0804
Website:	www.americasbank.com

AmericasBank Corp. reports second quarter results and changes in capital structure

TOWSON, Md. (August 3, 2005) —AmericasBank Corp. (OTCBB:AMBB), the parent company of AmericasBank today announced financial results for the quarter and six months ending June 30, 2005, which showed continuing improvement in operations and substantial growth in loans and fee income.

Total assets at June 30, 2005 topped $62.0 million, an increase of 54.6% or $21.9 million since December 31, 2004. Loans and leases, net of the allowance for loan and lease losses, increased 25.1% to $39.1 million at June 30, 2005 compared to $31.2 million at December 31, 2004, and have increased 115.2% from $18.2 million at June 30, 2004. Total deposits at June 30, 2005 were $56.8 million, up 64.2% from $34.6 million at December 31, 2004. Checking and saving deposits accounted for $11.8 million of the increase, reflecting management’s strategy to reduce the bank’s reliance on certificates of deposits as a funding source.

AmericasBank Corp.’s net loss for the quarter ending June 30, 2005 amounted to $151,000 or $(0.04) per basic and diluted common share, compared to a loss of $363,000 or $(0.10) per basic and diluted common share for the quarter ending June 30, 2004. The results for the second quarter were a slight improvement from the results for the first quarter when AmericasBank Corp. reported a loss of $153,000 or ($.04) per basic and fully diluted common share.

For the six months ending June 30, 2005, the loss has narrowed to $304,000 or $(0.08) per basic and diluted common share from the loss of $768,000 or $(0.30) per basic and diluted common share during the same period in 2004.

Net interest income for the six month period increased $424,000 to $759,000, a 126.7% improvement over the same period last year. Noninterest income for the period was $259,000, up from $89,000 in the same period in 2004, an increase of 192.3%. Noninterest expenses between the six month periods increased $123,000 or 10.4%, from $1,178,000 to $1,301,000, reflecting expansion in credit and bank operations to support the balance sheet growth.

“Our operating performance is on plan and our balance sheet growth is ahead of where we thought we would be at this point, a mere five quarters after recapitalizing the bank,” said President and CEO Mark H. Anders. “The last fifteen months have been about foundation building,” continued Anders, “and while we are

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driving for improved profitability on a month-to-month and quarter-to-quarter basis, our focus has been on building our asset base and a banking platform that is efficient, scalable and enduring.”

AmericasBank Corp. also announced impending changes in its capital structure as part of its ultimate goal of having its shares quoted on the NASDAQ SmallCap Market. The board of directors approved a reverse stock split where every four shares of common stock will be converted into one share. Fractional shares resulting from the split will be converted to cash. The record date of the reverse stock split is August 22, 2005 and the split will become effective at 12:01 a.m. on August 23, 2005. After the split, AmericasBank Corp. expects to have approximately 942,000 shares of common stock outstanding. The reverse stock split will not generally affect any stockholder’s percentage ownership except to the extent that it results in ownership of fractional shares. Outstanding options and warrants will also be adjusted as a result of the split.

Pursuant to the rules of the OTC Bulletin Board, AmericasBank Corp. will trade under a new stock symbol after the reverse stock split and will have a new CUSIP number. As soon as the new symbol has been assigned and the CUSIP number obtained, AmericasBank Corp. will issue a press release with the information.

AmericasBank Corp.’s transfer agent, American Stock Transfer & Trust Company, will notify stockholders and request that they surrender their certificates representing shares of pre-split common stock to the transfer agent so that certificates representing the appropriate number of shares of post-split common stock, together with a cash payment in lieu of any fractional share, may be issued in exchange.

The board of directors approved the reverse stock split because the split should, among other things, increase the share price of AmericasBank Corp.’s common stock, a necessary step to an eventual NASDAQ Small Cap Market listing. “We believe that this action will provide our shareholders with greater liquidity for their holdings and give us broader exposure to a potential investor base,” stated Lee W. Warner, Chairman of the board of directors.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; regulatory restrictions under which AmericasBank Corp. and AmericasBank are operating; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

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